Exhibit 99.1

350 SOUTH GRAND AVENUE, SUITE 5100 LOS ANGELES, CALIFORNIA
PHONE: (213) 687-7700 WWW.RSAC.COM FAX: (213) 576-8792

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Brenda Miyamoto
Investor Relations
(213) 576-2428
investor@rsac.com

RELIANCE STEEL & ALUMINUM CO. ANNOUNCES NEW BOARD MEMBER

Los Angeles, CA — July 31, 2012 — Reliance Steel & Aluminum Co. (NYSE:RS) announced today that Sarah J. (“Sally”) Anderson, 62, has joined its Board of Directors effective July 24, 2012. Ms. Anderson retired from Ernst & Young LLP in June 2008 after more than 24 years with the firm as an assurance and advisory services partner. Ms. Anderson is a graduate of Northeastern University with a BS in Business Administration with a concentration in accounting. She is a Certified Public Accountant and is a member of the AICPA and the California Society of CPA’s. Ms. Anderson was appointed by the Governor to the California Board of Accountancy for two four year terms ending in 2014 and has served as the president of the board. Ms. Anderson is also a member of the Accountancy Licensee Database committee and the Uniform Accountancy Act committee, for the National Association of State Boards of Accountancy (NASBA).  Ms. Anderson also serves on the boards of American States Water Company, a water utility that provides clean and waste water to military bases, and Kaiser Ventures LLC, which owns real estate assets of Kaiser Aluminum. She is a financial expert and will serve on Reliance’s Audit Committee and Nominating and Governance Committee.

Reliance Steel & Aluminum Co., headquartered in Los Angeles, California, is the largest metals service center company in North America.  Through a network of more than 220 locations in 38 states and Australia, Belgium, Canada, China, Malaysia, Mexico, Singapore, South Korea, the U.A.E. and the United Kingdom, the Company provides value-added metals processing services and distributes a full line of over 100,000 metal products to more than 125,000 customers in a broad range of industries.

Reliance Steel & Aluminum Co.’s press releases and additional information are available on the Company’s web site at www.rsac.com. The Company was named to the 2012 “Fortune 500” List and the 2012 Fortune List of “The World’s Most Admired Companies.”

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This release may contain forward-looking statements. Actual results and events may differ materially as a result of a variety of factors, many of which are outside of Reliance Steel & Aluminum Co.’s control. Risk factors and additional information are included in Reliance Steel & Aluminum Co.’s reports on file with the Securities and Exchange Commission, including Reliance Steel & Aluminum Co.’s Annual Report on Form 10-K for the year ended December 31, 2011 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2012.

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